Exhibit 99.1

Hannon Armstrong Sustainable Infrastructure Capital, Inc. Announces Q3 2014 Core Earnings of

$0.22 per Share

ANNAPOLIS, Md., Nov 5, 2014 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company;” NYSE: HASI), a leading sustainable infrastructure investor, today reported Core Earnings for the quarter ended September 30, 2014, of $4.9 million or $0.22 per share. On a GAAP basis, the Company recorded net income of $2.6 million, or $0.11 per share, in the quarter. Core Earnings for the nine months ended September 30, 2014, were $12.9 million, or $0.64 per share.

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“With another $175 million of transactions closed in the quarter, and the October $144 million wind portfolio transaction, we now have over 60 transactions in our balance sheet portfolio, with an average size of approximately $12 million,” said Chief Executive Officer Jeffrey Eckel. “The diversity and quality of these transactions should continue to translate well into stable earnings and dividend growth for our shareholders.”

Highlights

•	Completed $175 million of transactions in the third quarter, including additional land transactions

•	Invested $144 million in 10 wind projects in October, in part funded by $115 million of nonrecourse fixed-rate debt

•	With these transactions,

•	Year to date completed approximately $650 million of transactions

•	Achieved 1.9 to 1 leverage and 50% of our debt is fixed

•	Raised approximately $59 million in an October 2014 follow-on offering to fund additional investments

•	Diversified pipeline of investment opportunities remains in excess of $2.0 billion

Portfolio

Our Portfolio of financing receivables, investments and real estate held on our balance sheet was $610 million. The Portfolio consists of $210 million of energy efficiency investments, $349 million of clean energy (wind and solar) investments and $51 million of other sustainable infrastructure investments, with 97% of the Portfolio rated investment grade. In addition, we added $144 million of wind investments in October. The following is an analysis of the credit quality of the Portfolio as of September 30, 2014:

	Investment Grade
	Federal(1)	State, Local, Institutions(2)	Commercial Externally Rated(3)	Commercial Rated Internally(4)	Commercial Other(5)	Total
	($ in millions)
Financing receivables	$202	$73	$22	$180	$1	$478
Financing receivables held-for-sale	7	—	—	—	—	7
Investments available-for-sale	—	—	21	8	14	43
Real estate(6)	—	—	—	82	—	82

Total	$209	$73	$43	$270	$15	$610

% of Total Portfolio	34%	12%	7%	44%	3%	100.0%
Average Balance(7)	$8	$24	$22	$13	$14	$11

(1)	Transactions where the ultimate obligor is the U.S. federal government. Transactions may have guaranties of energy savings from third-party service providers, the majority of which are investment grade rated entities.
(2)	Transactions where the ultimate obligors are state or local governments or institutions such as hospitals or universities where the obligors are rated investment grade (either by an independent rating agency or based upon our credit analysis). Transactions may have guaranties of energy savings from third-party service providers, the majority of which are investment grade rated entities.
(3)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade by one or more independent rating agencies. This includes an investment grade rated debt security with a fair value of $21 million that matures in 2035 whose obligor is an entity whose ultimate parent is Berkshire Hathaway Inc.
(4)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade using our internal credit analysis.
(5)	Transactions where the projects or the ultimate obligors are commercial entities that have ratings below investment grade either by an independent rating agency or using our internal credit analysis. Financing receivables are net of an allowance for credit losses of $11 million. Investments include a senior debt investment of $14 million on a wind project that is owned by NRG Energy, Inc.
(6)	Includes the real estate and the related lease intangible assets.
(7)	Average remaining balance excludes 66 transactions, each with outstanding balances that are less than $1 million and that in the aggregate total $17 million.

Third-Quarter 2014 Financial Results

Hannon Armstrong reported third-quarter Core Earnings of $4.9 million, or $0.22 per share, as compared with Core Earnings of $4.7 million, or $0.22 per share, in Q2 2014. The increase in Core Earnings is largely due to an increase in total revenue net of investment interest expense. As set out in the reconciliation table below, Core Earnings represent earnings attributable to the shareholders, excluding earnings allocated to minority interest holders, non-cash equity-based compensation, amortization of intangible assets, provision for credit losses, business acquisition costs and non-cash income taxes. We recorded a GAAP profit attributable to controlling shareholders of $2.6 million, or $0.11 per share, for the quarter.

Total revenue net of investment interest expense increased to $7.8 million from $7.6 million in Q2 2014, as a result of a $1.2 million increase in investment income offset by a $1.0 million decrease in other investment revenue. For the quarter, core other expenses, net, were flat at $2.9 million.

As of September 30, 2014, we had 31% of our debt at fixed rates as shown in the chart below ($ in millions):

	September 30, 2014	% of Total
	($ in millions)
Floating-Rate Credit Facility	$212.8	69.5%
Fixed-Rate HASI SYB	93.6	30.5%

Total Debt- September 30, 2014(1)	$306.4	100.0%

(1)	Excludes match-funded other nonrecourse debt of $118.3 million where the debt is match-funded with corresponding assets and we have no interest rate risk.

As of September 30, 2014, leverage, as measured by debt-to-equity, was 1.4 to 1. This calculation excludes the other nonrecourse match-funded debt where we do not have interest rate risk. After including the October $115 million nonrecourse fixed rate debt, we had 50% of our debt at fixed rates and leverage, as measured by debt-to-equity, was 1.9 to 1

“We were able to largely achieve the leverage and fixed debt percentage targets with our recent wind transaction in October,” said Chief Financial Officer Brendan Herron. “We also raised additional equity capital in October as we continue to execute on our pipeline of attractive transactions.”

An explanatory note providing additional details on Core Earnings and the Company’s predecessor entity, including a reconciliation of our net income to Core Earnings, as well as our condensed consolidated statements of operations and balance sheets, is attached to this press release.

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today at 5:00 pm ET. Interested parties are invited to listen to the conference call by dialing 1-877-407-0784, or for international callers, 1-201-689-8560, and provide the conference ID # 13593356 or ask for the Hannon Armstrong conference call.

Replays of the entire call will be available through November 12, 2014 at 1-877-870-5176, or, for international callers, at 1-858-384-5517, conference ID # 13586437. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, at www.hannonarmstrong.com.

A copy of this press release is also available on the Company’s website.

About Hannon Armstrong

Hannon Armstrong makes debt and equity investments in sustainable infrastructure projects. The Company focuses on profitable projects that increase energy efficiency, provide cleaner energy, positively impact the environment or make more efficient use of natural resources. Hannon Armstrong targets projects that have high credit quality obligors, fully contracted revenue streams and inherent economic value.

The Company, based in Annapolis, Maryland, elected and qualified to be taxed as a real estate investment trust (REIT) for federal income-tax purposes, beginning with its taxable year ended December 31, 2013.

Forward-Looking Statements

Some of the information contained in this press release are forward-looking statements and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2013 that was filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Those factors include:

•	our acquisition of the 10 wind projects;

•	our acquisition and integration of American Wind Capital Company, LLC (“AWCC”);

•	the state of government legislation, regulation and policies that support energy efficiency, clean energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, clean energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy; our relationships with originators, investors, market intermediaries and professional advisers;

•	our ability to complete potential new financing opportunities in our pipeline;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local government and changes to U.S. federal, state and local government policies and the execution and impact of actions, initiatives and policies undertaken by these authorities;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations; general volatility of the securities markets in which we participate; changes in the value of our assets;

•	our portfolio of assets; our investment and underwriting process;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	change in commodity prices;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to qualify, and maintain our qualification, as a REIT for U.S. federal income-tax purposes;

•	our ability to maintain our exception from registration under the Investment Company Act of 1940;

•	availability of opportunities to originate energy efficiency, clean energy and sustainable infrastructure projects;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this earnings release.

The risks included here are not exhaustive. Additional factors could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Financial Results Prior to the Date of the IPO

The Company completed its initial public offering of its shares of common stock (the “IPO”) on April 23, 2013. Concurrently, Hannon Armstrong Capital, LLC (the “Predecessor”), the entity that operated the historical business prior to the consummation of the IPO, became a subsidiary of the Company. To the extent any of the financial data included in this earnings release is as of a date or from a period prior to April 23, 2013, such financial data is that of the Predecessor. The financial data for the Predecessor for such periods do not reflect the material changes to the business as a result of the capital raised in the IPO, including the broadened types of projects undertaken, the enhanced financial structuring flexibility and the ability to retain a larger share of the economics from the origination activities. Accordingly, the financial data for the Predecessor is not necessarily indicative of the Company’s results of operations, cash flows or financial position following the completion of the IPO.

Core Earnings

Core Earnings is a non-GAAP financial measure. The Company calculates Core Earnings as GAAP net income (loss), excluding non-cash equity compensation expense, amortization of intangibles, provision for credit losses, acquisition transaction expenses and any non-cash tax charges. The amount is also adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of the Company’s independent directors.

The Company believes that Core Earnings provides an additional measure of its core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of its financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of its own operating results from period to period. The Company’s management uses Core Earnings in this way. The Company believes that its investors also use Core Earnings or a comparable supplemental performance measure to evaluate and compare the Company’s performance to its peers, and as such, the Company believes that the disclosure of Core Earnings is useful to its investors.

Core Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of the Company’s cash flow from operating activities (determined in accordance with GAAP), a measure of the Company’s liquidity or an indication of funds available to fund its cash needs, including its ability to make cash distributions. In addition, the Company’s methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, the Company’s reported Core Earnings may not be comparable to the Core Earnings reported by other REITs.

The Company calculated its Core Earnings and provides a reconciliation of its net income to Core Earnings for the three and nine months ended September 30, 2014, in the table below:

	For the three months ended		For the nine months ended
	September 30, 2014	Per Share	September 30, 2014	Per Share
	($ in thousands, except per share data)
Net income attributable to controlling shareholders	$2,564	$0.11	$8,145	$0.40
Adjustments attributable to controlling shareholders(1):
Non-cash equity-based compensation charge	1,633		3,575
AWCC acquisition costs	—		1,085
Amortization of intangibles	159		295
Non-cash provision for taxes	592		(167)

Core Earnings(2)	$4,948	$0.22	$12,933	$0.64

(1)	Includes only the portion of the adjustment that is allocated to the controlling shareholders.
(2)	Core Earnings per share for the quarter is based on 22,747,061 shares and for the nine months ended September 30, 2014, is based on 20,071,600 shares, which represents the weighted average number of fully diluted shares outstanding and excludes the share equivalent of the minority interest in the Operating Partnership, as the income attributable to the minority interest is also excluded.

The table below provides a reconciliation of the GAAP Other Expenses, net to Other Expenses, net (Core Earnings):

	For the three months ended
	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
	(in thousands)
Other Expenses, net (GAAP)	$4,604	$5,527	$2,826	$3,000	$2,902
Adjustments:
Non-cash equity-based compensation charge	(1,657)	(1,520)	(450)	(450)	(450)
AWCC acquisition costs	—	(1,104)	—	—	—
Amortization of intangibles	(51)	(50)	(51)	(51)	(51)

Other Expenses, net (Core Earnings)	$2,896	$2,853	$2,325	$2,499	$2,401

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Net Investment Revenue:
Interest income, financing receivables	$6,234	$4,581	$16,081	$10,676
Interest income, investments	822	599	3,254	616
Rental income	1,187	—	1,597	—

Investment Revenue	8,243	5,180	20,932	11,292
Investment interest expense	(3,974)	(2,590)	(11,188)	(6,895)

Net Investment Revenue	4,269	2,590	9,744	4,397
Provision for credit losses	—	—	—	—

Net Investment Revenue, net of provision for credit losses	4,269	2,590	9,744	4,397
Other Investment Revenue:
Gain on sale of receivables and investments	3,361	1,885	9,608	2,770
Fee income	183	321	1,732	1,249

Other Investment Revenue	3,544	2,206	11,340	4,019

Total Revenue, net of investment interest expense and provision	7,813	4,796	21,084	8,416

Compensation and benefits	(3,111)	(1,979)	(7,648)	(10,422)
General and administrative	(1,433)	(866)	(4,031)	(2,793)
Depreciation and amortization of intangibles	(62)	(61)	(185)	(277)
Acquisition costs	—	—	(1,104)	—
Other interest expense	—	—	—	(56)
Other income	2	4	11	18
Unrealized gain on derivative instruments	—	—	—	15

Other Expenses, net	(4,604)	(2,902)	(12,957)	(13,515)

Net income (loss) before income taxes	3,209	1,894	8,127	(5,099)
Income tax (expense) benefit	(607)	—	163	—

Net Income (Loss)	$2,602	$1,894	$8,290	$(5,099)
Net income (loss) attributable to non-controlling interest holders	38	52	145	(1,970)

Net Income (Loss) Attributable to Controlling Shareholders	$2,564	$1,842	8,145	(3,129)

Basic earnings per common share	$0.11	$0.11	$0.40	$(0.20)
Diluted earnings per common share	$0.11	$0.11	$0.40	$(0.20)
Weighted average common shares outstanding - basic	21,774,411	15,795,118	19,235,121	15,642,629
Weighted average common shares outstanding - diluted	21,774,441	15,795,118	19,235,121	15,642,629

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS)

(UNAUDITED)

	For the Three Months Ended
	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013
Net Investment Revenue:
Total investment revenue	$8,243	$6,777	$5,912	$6,073
Investment interest expense	(3,974)	(3,684)	(3,530)	(2,920)

Net Investment Revenue	4,269	3,093	2,382	3,153
Provision for credit losses	—	—	—	(11,000)

Net Investment Revenue, net of provision	4,269	3,093	2,382	(7,847)

Other Investment Revenue:
Gain on securitization of receivables	3,361	4,272	1,974	2,827
Fee income	183	207	1,343	234

Other Investment Revenue	3,544	4,479	3,317	3,061

Total Revenue, net of investment interest expense and provision	7,813	7,572	5,699	(4,786)

Compensation and benefits	(3,111)	(2,924)	(1,613)	(1,890)
General and administrative	(1,433)	(1,445)	(1,153)	(1,051)
Depreciation and amortization of intangibles	(62)	(61)	(62)	(63)
Acquisition costs	—	(1,104)	—	—
Other income	2	7	2	4

Other Expenses, net	(4,604)	(5,527)	(2,826)	(3,000)

Net income (loss) before income tax	3,209	2,045	2,873	(7,786)
Income tax (expense) benefit	(607)	830	(60)	251

Net Income (Loss)	$2,602	$2,875	$2,813	$(7,535)

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	September 30, 2014	December 31, 2013
Assets
Financing receivables	$477,933	$347,871
Financing receivables held-for-sale	7,241	24,758
Investments held-to-maturity	—	91,964
Investments available-for-sale	43,447	3,213
Real estate	63,313	—
Real estate-related intangible assets	18,276	—
Securitization assets	6,058	6,144
Cash and cash equivalents	60,913	31,846
Restricted cash and cash equivalents	7,264	49,865
Other intangible assets, net	1,554	1,706
Goodwill	5,942	3,798
Other assets	11,710	10,267

Total Assets	$703,651	$571,432

Liabilities and Equity
Liabilities:
Accounts payable, dividends payable and accrued expenses	$9,418	$7,296
Deferred funding obligations	49,727	74,675
Credit facility	212,764	77,114
Asset-backed nonrecourse notes (secured by financing receivables of $105.1 million and $109.5 million, respectively)	93,620	100,081
Other nonrecourse debt (secured by financing receivables of $113.9 million and $156.4 million, respectively)	118,254	159,843
Deferred tax liability	261	1,799

Total Liabilities	484,044	420,808

Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 21,774,411 and 15,892,927 shares issued and outstanding, respectively	218	159
Additional paid in capital	233,170	160,120
Retained deficit	(19,358)	(13,864)
Accumulated other comprehensive income	787	110
Non-controlling interest	4,790	4,099

Total Equity	219,607	150,624

Total Liabilities and Equity	$703,651	$571,432